Exhibit 99.2

WAIVER LETTER

To:	Bausch & Lomb B.V. (the “Company”)
Koolhovenlaan 110
1119 NH Schiphol-Rijk
The Netherlands

Fax:	+31 20 6554 651
Attn:	Financial Controller

and:	Bausch & Lomb Incorporated (the “Guarantor”)
One Bausch & Lomb Place
Rochester
New York 14604
United States of America

Fax:	+1 585 338 8188
Attn:	Corporate Treasury Operations

25 May, 2007

Dear Sirs,

US$375,000,000 credit agreement dated 29 November 2005 (as amended) between (among others) the Company, the Guarantor and Citibank International plc as facility agent (the “Agreement”)

1.                                      Interpretation

(a)                                  We refer to the Agreement.  Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)                                 The provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

2.                                      Waiver of certain obligations

(a)                                  On May 16, 2007, the Borrower announced that it had entered into a definitive merger agreement with affiliates of Warburg Pincus LLC (“Warburg”), pursuant to which affiliates of Warburg will acquire all of the outstanding shares of the Guarantor’s common stock.  Under an email dated 22 May 2007, the Guarantor has requested that the Majority Lenders waive the Event of

Default under Clause 19.8(c) (Change of control) in respect of the Guarantor’s entry into a definitive merger agreement dated May 16, 2007 with affiliates of Warburg (the “Merger Agreement”).

(b)                                 Pursuant to Clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the waiver of the Event of Default under Clause 19.8(c).  Accordingly, we are authorised to execute this letter on behalf of the Finance Parties and to confirm that the Event of Default referred to above is waived with effect from May 16, 2007 when the Agent has received counterparts of this letter executed on behalf of the Company and Guarantor.

3.                                      Guarantee

The Guarantor:

(a)                                  agrees to the waiver of the Agreement as contemplated by this letter; and

(b)                                 with effect from the date of this letter, confirms that the guarantee given by it under the Agreement will:

(i)                                     continue in full force and effect; and

(ii)                                  extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents as waived by this letter.

4.                                      Miscellaneous

(a)                                  This letter is a Finance Document.

(b)                                 Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(c)                                  Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

5.                                      Governing law

This letter is governed by English law.

/s/ Andrea Strullato

For

CITIBANK INTERNATIONAL PLC

as Facility Agent for and on behalf of the Finance Parties

Date:       25 May, 2007

We agree with the terms of this letter.

/s/ Efrain Rivera
Efrain Rivera, Vice President & Treasurer
For
BAUSCH & LOMB B.V.

Date:	25 May, 2007

/s/ Efrain Rivera
Efrain Rivera
Senior Vice President and Chief Financial Officer
For
BAUSCH & LOMB INCORPORATED

Date:	25 May, 2007